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                                                                   EXHIBIT 10.43

                CONFIDENTIAL MATERIALS OMITTED AND FILED WITH THE
         SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                          LICENSE AND ROYALTY AGREEMENT

         The Board of Supervisors of Louisiana State University and Agricultural and Mechanical College, a public constitutional corporation, organized and existing under the laws of the State of Louisiana ("LSU"); and Hybridon, Inc., a corporation having a principal place of business at 620 Memorial Drive, Cambridge, Massachusetts 02139 ("HYBRIDON" or "LICENSEE"); enter into the following Agreement effective the 1st day of July, 1998 (the "EFFECTIVE DATE").

         WHEREAS LSU owns a partial interest in an invention concerning the modulation of gene expression, for which invention a United States patent application has been filed;

         WHEREAS Hybridon is in the business of manufacturing and selling products useful in modulation of gene expression; and

         WHEREAS LSU and Hybridon have agreed to the following terms and conditions, and desire to enter this License and Royalty Agreement (the "AGREEMENT");

         THEREFORE, in consideration of the mutual obligations set forth in this Agreement, LSU and Hybridon agree as follows:

                             ARTICLE I. DEFINITIONS

A. "LICENSED PATENTS" shall mean: (1) Sudhir Agrawal, Jaindong Chen, and Ruiwen Zhang, "Mdm2-Specific Antisense Oligonucleotides," United States patent application serial number 08/916,384, filed August 22, 1997; and Jaindong Chen, Sudhir Agrawal, and Ruiwen Zhang, "Mdm2-Specific Antisense Oligonucleotides," United States patent application serial number 09/073,567, filed May 6, 1998, a continuation-in-part of prior application Serial No. 08/916,834; (2) any United States patent application that claims the benefit of the filing date of the applications of part (1) of this Paragraph under 35 U.S.C. Section 119(e) or 35 U.S.C. Section 120, provided in such a case that only those claims supported by the specification of the original applications of part (1) shall be included;
(3) any United States patent, reissue patent, or reexamination certificate resulting from the applications of parts (1) and (2) of this Paragraph, including any extension of the term of any such patent; and (4) any non-United States patent or patent application substantially corresponding to any of items
(1) through (3) above.

B. A "PATENT COUNTRY" shall mean any country in which at least one patent application within Licensed Patents is pending (including any country elected or designated in a pending Patent Cooperation Treaty application or in a pending application filed with a regional patent system); or in which there is at least one issued, unexpired patent within Licensed Patents. A country may cease to be a "PATENT COUNTRY" under the conditions provided in Article II, Paragraph (D).

                            ARTICLE II. LICENSE GRANT

A. SCOPE OF LICENSE. Subject to the terms and conditions of this Agreement, LSU grants to Licensee, and Licensee accepts from LSU, an exclusive license under LSU's partial interest in Licensed Patents to make, use, offer to sell, sell, and import Licensed Products in each Patent Country. This license may be subject to certain rights that the United States Government has in Licensed Patents pursuant to 35 U.S.C. Sections 200-212.

B. TERM. The term of this Agreement shall be until the last to expire of any patent within Licensed Patents.

C. SUPPLEMENTAL LICENSING TERMS AND CONDITIONS. The "Supplemental Licensing Terms and Conditions" attached to this Agreement as Appendix A are incorporated into and made an integral part of this Agreement. All terms defined in the Supplemental Licensing Terms and Conditions (the "SUPPLEMENTAL TERMS") shall have the same meaning in this Agreement. The provisions of the main body of this Agreement and of the Supplemental Licensing Terms and Conditions shall be construed so as to give full effect to both. However, in the event of an otherwise irresolvable inconsistency, the provisions of the main body of this Agreement shall control.

D. EXPIRATION OR INVALIDITY OF PATENTS. In a particular Patent Country, in the event that: (1) all issued claims within Licensed, Patents have expired or are judicially held invalid or judicially held unenforceable, or that no patents within Licensed Patents ever issue; and (2) no claims within Licensed Patents are still pending in any application; and (3) all applicable appeals

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and appeal delays have run; then thereafter that country shall cease to be considered a "Patent Country" within the contemplation of this Agreement.

                         ARTICLE III. ROYALTIES AND FEES

A.       (1)     LEGAL EXPENSES. Licensee shall pay or reimburse LSU for all reasonable past and future legal expenses for negotiating or drafting this Agreement, such amount not to exceed $5,000.00. Licensee shall also reimburse LSU for all reasonable and future legal expenses for reviewing any proposed sublicense agreements whether or not approved, such amount not to exceed $1,500.00 each. Such payment shall be due thirty (30) days after receipt of an invoice from LSU.

         (2) PATENT PROSECUTION. Licensee shall manage the filing, prosecution, and maintenance of all applications and patents within Licensed Patents as Licensee in its discretion sees fit, in such countries as Licensee in its discretion sees fit, within the bounds imposed by applicable law. Licensee shall promptly provide LSU with copies of pertinent filing receipts and issued patents from all countries, including English translations where readily available. Licensee may abandon any patent application or patent with Licensed Patents if, in Licensee's judgment, it is prudent to do so, upon giving LSU reasonable notice of Licensee's intention to abandon. In such a case, LSU shall have the right, but not the obligation, to assume responsibility for future prosecution and maintenance of affected applications or patents. LSU shall at all times be a co-owner of Licensed Patents in all countries.

B. MILESTONE PAYMENTS. Licensee will make the following milestone payments within thirty (30) days after the described event occurs:

         (1) A payment of $[**] upon the filing of an Investigational New Drug ("IND") for a Licensed Product;

         (2) A payment of $[**] upon the commencement of Phase III clinical trials in any country for Licensed Product; and

         (3) A payment of $[**] upon the filing and acceptance of the first New Drug Application ("NDA") or equivalent for a Licensed Product in any country.

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C.       ROYALTY.

         (1) Licensee shall pay to LSU a royalty equal to the "Applicable Percentage" of Net Sales Receipts. The Applicable Percentage shall be [**] percent ([**]%) of Net Sales Receipts up to $50,000,000 in a given calendar year. For Net Sales Receipts over $50,000,000 in a given calendar year, the Applicable Percentage shall be [**] ([**]%). This royalty shall be paid quarterly, by January 31, April 30, July 31, and October 31, based on payments received by, and non-cash transfers for value made by Licensee during the prior three calendar months.

         (2) If Licensee pays a third party (other than the University of Alabama) royalties on sales of Licensed Products on account of Patent rights that would necessarily and inherently be infringed by the practice of all inventions within the scope of the claims of Licensed Patents, then Licensee may deduct from the royalties otherwise payable to LSU under subparagraph (1) above for a given calendar quarter the smaller of the following two amounts: (a) half of the royalties otherwise due under subparagraph (1) for that calendar quarter; or (b) half of the royalties payable to the third party for that calendar quarter. Such deductions may not be carried forward or carried backward to any other calendar quarter. Only royalties based on sales of Licensed Products shall be included in part (b); amounts paid to the third party that are not based on such sales, i.e., initial licensing fees, milestone payments, and the like, shall not be included. This deduction applies only to royalties otherwise due under subparagraph
         (1) above, and does not apply to any other amounts due under this Agreement (e.g., milestone payments or minimum royalties). Evidence of such payments to third parties shall be submitted to LSU with the quarterly reports required by Paragraph E of this Article III.

D.       MINIMUM ROYALTIES. Minimum royalty payments under Paragraph (B) of this
Article III shall be required to keep Licensee's license under this Agreement in force. The date of approval of the first New Drug Application or equivalent for a Licensed Product in any country shall begin the annual clock (e.g., if approval is received by August 1, 1999, then the first year begins August 1, 1999 and ends August 1, 2000) by which Licensee shall pay LSU an annual minimum royalty according to the following schedule:

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
PERIOD                                           MINIMUM ANNUAL ROYALTY PAYMENT
------                                           ------------------------------
First Year                                                   $[**]

Second Year                                                  $[**]

Third Year                                                   $[**]

Each Subsequent Calendar Year, or                            $[**]
Fraction Thereof, During the Term
of this Agreement

The minimum royalty payment for a given year shall be paid to LSU not later than thirty (30) days after the end of the given year. No royalty or minimum royalty payment may be carried forward or carried back as a credit against royalties or minimum royalties in any other period. If Licensee fails to make any royalty or minimum royalty payment timely, and if LSU has notified Licensee of that failure, and if that failure has not been cured within thirty (30) days of Licensee's receipt of that notice, then LSU shall have the option to terminate this Agreement, or to make Licensee's license under this Agreement nonexclusive, in either case upon giving Licensee thirty days written notice. If Licensee's license becomes nonexclusive, it shall continue to be governed by all provisions of this Agreement not inherently inconsistent with such nonexclusivity, except that minimum royalty obligations (and only minimum royalty obligations) shall be reduced by [**] percent ([**]%).

E. QUARTERLY REPORTS. Licensee shall forward to LSU quarterly reports on or before January 31, April 30, July 31, and October 31 of each year, for the preceding three calendar months, containing the data, information, and documentation necessary to determine fully the amounts owed by Licensee to LSU under this Agreement, and containing quarterly reports on the status of Licensee's marketing of Licensed Products. Such a report shall be made for each quarter, whether or not any payment is due for that quarter.

            ARTICLE IV. REPRESENTATIONS, WARRANTIES, AND DISCLAIMERS

A. NO WARRANTIES OR REPRESENTATIONS. LSU makes no warranty or representation whatsoever as to the usefulness of Licensed Patents or Licensed Products, or their fitness for the purpose for which intended or for any other purpose. LSU makes no representations, and extends no warranties of any kind, either express or implied, except as expressly provided in this

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Agreement. LSU warrants that it owns a partial interest in an invention defined by the Licensed Patents. LSU represents that to the best knowledge, information, and belief of Dr. Jaindong Chen, the patent application fully complies with the requirements of 37 C.F.R. Section 1.56 as of the Effective Date of this Agreement. Hybridon represents that to the best knowledge, information, and belief of Dr. Sudhir Agrawal, the patent application fully complies with the requirements of 37 C.F.R. Section 1.56 as of the Effective Date of this Agreement.

B.       DISCLAIMERS. Nothing in this Agreement shall be construed as:

         1. A warranty or representation by LSU as to the validity, enforceability, scope, or inventorship of any patent or know how, except as qualified above; or

         2. A warranty or representation by LSU that anything licensed, sublicensed, made, used, sold, imported, or otherwise disposed of under any license granted in or sublicense permitted by this Agreement is or will be free from infringement of patents of third parties or other rights of third parties; or

         3. An obligation that LSU bring or litigate actions against third parties for infringement, except to the extent and in the circumstances stated in Article 4 of the Supplemental Terms; or

         4. A requirement that LSU file or prosecute any patent application, secure the issuance of any patent, or maintain any patent, except as provided in Article III, Paragraph
                  (A)(4); or

         5. An establishment of a partnership, joint venture, agency, or employer-employee relationship between the parties; and neither party shall represent the contrary to anyone else.

C. DISCLAIMER OF RESPONSIBILITY. LSU assumes no responsibilities whatever for any damages caused to Licensee, any Affiliate, any vendees, other transferees, or sublicensees of or by any product or process incorporating or made by the use of inventions licensed under this Agreement, or incorporating or made by the use of any information furnished under this Agreement.

                          ARTICLE V. USE OF LSU'S NAME

         Licensee may make no use whatsoever of LSU's name, marks, insignia, or logos; or of the name of any LSU campus, department, center, or institute; or the name of any LSU employee (including without limitation the name of any named inventor of any Licensed Patent); in news releases, advertisements, promotional materials, or otherwise, without the prior written consent of LSU for each such use.

                             ARTICLE VI. INSURANCE

A. LICENSEE. Throughout the term of this Agreement, and to the extent applicable from and after the date of the first commercial sale of a Licensed Product, Licensee shall maintain commercially insured policies of insurance which provide coverage and limits as required by statute or necessary to prudently insure the activities and operations of Licensee. The commercial general liability insurance policy shall include the interests of LSU as an additional insured and provide coverage limits of not less than $2,000,000 combined single limits as respects premises, operations, contractual liability and, if applicable, liability arising out of products and/or completed operations. Licensee shall provide LSU with certificates of insurance for commercially insured policies. It is expressly agreed that the insurance is a minimum requirement which shall not in any way limit the liability of Licensee and shall be primary coverage. The amount of liability insurance coverage required by this Article is subject to the inflation adjustment defined in
Article 12 of the Supplemental Terms.

B. SUBLICENSEE OR ASSIGNEE. Each sublicensee, assignee, or transferee of any of Licensee's rights under this Agreement shall maintain commercially insured policies of insurance, or programs of self-insurance with financial reserves sufficient to support its obligations under the Agreement, which provide coverage and limits as required by statute or necessary to prudently insure the activities and operations of Sublicensee. The commercial general liability insurance policy, or liability self-insurance programs, shall include the interests of LSU as an additional insured and provide coverage limits of not less than $2,000,000 combined single limits as respects premises, operations, contractual liability and, if applicable, liability arising out of products and/or completed operations. Sublicensee shall provide LSU with certificates of insurance for commercially insured policies, or a letter from Sublicensee's independent auditors stating the self-insurance program is adequate for $2,000,000 protection. It is expressly agreed that the insurance or self-insurance is a minimum requirement which shall not in any way limit the liability of Sublicensee and shall be primary coverage. The amount of liability insurance coverage required by this
Article is subject to the inflation adjustment defined in Article 12 of the Supplemental Terms.

                              ARTICLE VII. NOTICES

         All written notices, payments, and other correspondence under this Agreement shall be considered given when deposited in the United States Mail, first class postage prepaid, to:

HYBRIDON, INC.:

E. Andrews Grinstead, III
Hybridon, Inc.
620 Memorial Drive
Cambridge, MA 02139

LSU:                                          IF LSU, AN ADDITIONAL COPY TO:

Chancellor                                    Office of Research
Louisiana State University Medical            Louisiana State University Medical
Center                                        Center
433 Bolivar Street                            433 Bolivar Street
New Orleans, Louisiana 70112-2223             New Orleans, Louisiana 70112-2223

These names or addresses may be changed by giving notice as provided in this Paragraph.

                          ARTICLE VIII. MISCELLANEOUS

A. ENTIRE UNDERSTANDING. This Agreement (including the Supplemental Terms) constitutes the entire understanding between LSU and Licensee, and supersedes any prior agreement or understanding on the same subject matter. Any modification or amendment to this Agreement shall not be effective unless and until reduced to writing and signed on behalf of both LSU and Licensee.

B. CONSTRUCTION. The parties acknowledge that this Agreement followed extended and extensive negotiations by the parties, and that this Agreement incorporates the negotiated suggestions of both parties, and that both parties have had the benefit of the advice of counsel in the conduct of these negotiations. The parties therefore agree that no presumptions shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement (including the Supplemental Terms).

C. HEADINGS. The headings or captions appearing at the beginnings of the Articles and Paragraphs of this Agreement (including the headings and captions appearing in the Supplemental Terms) are provided for convenience of reference only, and do not constitute part of this Agreement.

WITNESSES:                                      BOARD OF SUPERVISORS OF
                                                LOUISIANA STATE UNIVERSITY
                                                AND AGRICULTURAL AND
                                                MECHANICAL COLLEGE

  H. Douglas Grayson                            By: /s/ Allen A. Copping
                                                    ----------------------------
                                                    Allen A. Copping, President

  Barbara Robinson                              Date: 6/30/99

                                                HYBRIDON, INC.

                                                By: /s/ E. A. Grinstead, III
_________________________                           ----------------------------
                                                    E. Andrews Grinstead, III,
                                                    Chairman, Ceo, and President

_________________________                       Date: 24 June 1998

                                                                      APPENDIX A

                   SUPPLEMENTAL LICENSING TERMS AND CONDITIONS
         FOR LSU/HYBRIDON LICENSE AND ROYALTY AGREEMENT OF JULY 1, 1998

                                 1. DEFINITIONS

1.1 The "AGREEMENT" shall mean the License and Royalty Agreement between LSU and Hybridon of July 1, 1998, the agreement to which these Supplemental Licensing Terms and Conditions are appended. The term "AGREEMENT" shall also be deemed to include these incorporated Supplemental Licensing Terms and Conditions. All terms defined in the main body of the Agreement shall have the same meaning in these Supplemental Licensing Terms and Conditions (the "SUPPLEMENTAL TERMS").

1.2 "LICENSED PRODUCT" shall mean any product that is claimed by one or more pending or issued claims of Licensed Patents; or that is produced by a process claimed by one or more pending or issued claims of Licensed Patents; or that is especially made or especially adapted for use in a process claimed by one or more pending or issued claims of Licensed Patents, and that is not a staple article or commodity of commerce suitable for a substantial use that does not encompass such a process; or that is packaged or sold with instructions for using the product in a process claimed by one or more pending or issued claims of Licensed Patents.

1.3 "NET SALES RECEIPTS" shall mean all revenue received or accrued by Licensee during the term of the Agreement, arising out of or related to the use, transfer, lease, or sale of any Licensed Product at the actual amounts charged by Licensee or by any Affiliate. "NET SALES RECEIPTS" shall also include consideration received by Licensee for a Licensed Product that is made during the term of a Licensed Patent, but that is used, sold, or otherwise transferred after that term. "NET SALES RECEIPTS" shall not include the following items, provided that the deducted items are separately invoiced or documented and do not exceed the reasonable and customary amounts for such items in the particular country: (1) trade, cash, and quantity discounts actually allowed and taken directly with respect to such sales; (2) transportation charges or allowances, if any, added to the price; (3) sales, excise, or other taxes imposed upon and with specific reference to the particular sales of Licensed Products or Licensed Processes that a Special Party is required to collect and remit to a government as a matter of law; but in no circumstances shall any deduction or exclusion from Net Sales Receipts be taken for any franchise tax or income tax; and (4) amounts repaid or credited on account of rejections, defects, recalls, returns, rebates, or retroactive price reductions. No other deductions of any kind shall be made, whether for agents' commissions or otherwise. Where all or part of the consideration received by Licensee or an Affiliate of Licensee, as otherwise set forth in this Paragraph 1.3 for the use or transfer of any Licensed Product is not cash, or where the final use of a Licensed Product is by a Special Party (as that term is defined below), then the "NET SALES RECEIPTS" for that Licensed Product for purposes of computing royalties or other amounts due under the Agreement shall be deemed to be the fair market value for such Licensed Product. In determining fair market value, appropriate weight shall be given to any arms-length transaction by Licensee or an Affiliate of Licensee involving the same or a similar Licensed Product. If any Licensed Product is sold or otherwise transferred between any of the following persons (collectively, "SPECIAL PARTIES"): Licensee, a Sublicensee, and Affiliates of Licensee or of a Sublicensee--then "NET SALES

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RECEIPTS" shall be counted for that Licensed Product only once, and shall be the consideration defined above for the final sale or transfer of the Licensed Product to a third party, or the final use of the Licensed Product by a Special Party.

1.4 "AFFILIATE" shall mean a company or other person controlling, controlled by, or under common control with Licensee, where "control" shall mean the direct or indirect control by ownership or otherwise of more than fifty percent (50%) of the outstanding voting shares or voting rights, or other similar measure of control. An "AFFILIATE" shall also include a party who has been approved by LSU to act as Licensee's joint venture partner in performing one or more activities under this Agreement. An "AFFILIATE" of a Sublicensee shall mean a company or other person controlling, controlled by, or under common control with that Sublicensee, where "control" shall mean the direct or indirect control by ownership or otherwise of more than fifty percent (50%) of the outstanding voting shares or voting rights, or other similar measure of control.

1.5 "PROSECUTION" or to "PROSECUTE" means to take action in the United States Patent and Trademark Office (or, if appropriate in context, in a non-United States patent office) respecting a patent application, as provided generally in title 37 of the Code of Federal Regulations (or, if appropriate in context, as provided in analogous regulations of a non-United States patent office).

1.6 "MAINTENANCE" or to "MAINTAIN" means to pay maintenance fees for a patent under 35 U.S.C. Section 41(b) and (c) (or, if appropriate in context, to pay taxes or annuities to keep a patent application pending, or patent in force in a country other than the United States).

                                2. LICENSE GRANT

2.1 RIGHTS OF AFFILIATES. The license granted to Licensee by the Agreement shall extend to any Affiliate of Licensee as well, provided that prior to the exercise by any Affiliate of any rights under the Agreement, LSU shall be given a written notice, signed on behalf of both Licensee and each such Affiliate: (1) stating that the Affiliate intends to exercise such rights, and (2) agreeing that the Affiliate and Licensee shall be solidarily (i.e., jointly and severally) liable for all obligations to LSU under the Agreement arising from the activities of that Affiliate. The activities of the Affiliate under the Agreement shall be deemed to be the activities of Licensee. The rights of any Affiliate under the Agreement shall continue only so long as the Agreement continues in effect with respect to Licensee; such rights shall terminate, for example, upon any termination, assignment, or transfer of Licensee's rights under the Agreement. Furthermore, an Affiliate's rights under the Agreement shall terminate on the occurrence of an event (for example, a sale or other transfer of the Affiliate's stock) that causes an entity that was once an Affiliate no longer to be an Affiliate under the definition of Paragraph 1.5 of these Supplemental Terms. An Affiliate may not sublicense, assign, or otherwise transfer any rights that Affiliate has acquired under the Agreement.

2.2 RESTRICTIONS ON ASSIGNMENT, SUBLICENSE, OR TRANSFER. Licensee shall not assign, transfer, or sublicense any rights under the Agreement without the express prior written approval of LSU, except as provided below in 2.2(a), any such approval not to be unreasonably withheld and limited to issues of adequate protection of LSU's interests. The sale or sales of a non-controlling interest in Licensee shall not constitute an assignment, transfer, or sublicense within the meaning of this Paragraph. Licensee shall reimburse LSU for all reasonable and future legal expenses for reviewing any proposed sublicense agreements whether or not approved, such amount not to exceed $1,500.00 each.

         (a) LSU's approval of a sublicense is not required if each of the following five conditions is satisfied: (I) the transaction must be a sublicense of rights under this Agreement, rather than an assignment or other transfer of rights; (II) the sublicense may not purport to transfer greater rights in Licensed Patents than are granted to Hybridon by this Agreement; (III) the sublicense must be expressly restricted from granting any further sub-sublicense, assignment, or transfer of the sublicensed rights, except to an affiliate of the sublicense, or except in connection with a merger, a consolidation, or a transfer of substantially all the sublicensee's assets, or except in a country where the sublicensee or an affiliate is not licensed to do business; (IV) LSU must be given a copy of the fully executed sublicense within thirty days of its execution; and (V) the sublicense must include provisions that expressly obligate the sublicensee itself to provide LSU with protections not less than those found in the following provisions of the present Agreement:
Article V; Article VI; (Supplemental Terms) Paragraphs 2.7, 5.1 through 5.4, 6.1, and 9.1 through 9.4. Hybridon shall be solidarily (i.e., jointly and severally) liable for all obligations of the sublicensee to LSU where a sublicense is granted without LSU's approval.

         (b) Unless each of the above five conditions (i) - (v) set forth in subparagraph (a) of this Paragraph 2.2 of these Supplemental Terms is satisfied, Licensee shall not sublicense any rights under this Agreement without LSU's prior, written approval, the granting of such approval not to be unreasonably withheld.

2.3 NO LICENSE BY ESTOPPEL. Except as the Agreement may expressly and unambiguously provide otherwise, nothing in the Agreement shall be construed as granting by implication, estoppel, or otherwise any licenses or rights under any patents, patent applications, or know how owned in whole or in part by LSU, other than the express license under Licensed Patents provided in Paragraph (A) of Article II of the Agreement, regardless of whether such patents, patent applications, or know how are dominant of or subordinate to any patent within Licensed Patents.

2.4 EFFECT OF PATENT INVALIDITY. If no patent within Licensed Patents ever issues, or if all such patents are judicially held invalid or judicially held unenforceable and there are no longer any pending applications within Licensed Patents in that country, and all applicable appeals and appeal delays have expired, then thereafter the term of this Agreement shall expire.

2.5 MARKETING OBLIGATIONS. Licensee shall: (1) make diligent efforts commensurate with those employed by pharmaceutical companies of similar size to develop commercially marketable Licensed Products, and to develop competitive markets for those Licensed Products in the U.S. and European countries, in order to maximize Net Sales Receipts; (2) make diligent efforts to obtain any state, federal, or other governmental licenses or regulatory clearances necessary for Licensee's intended use of Licensed Products; and (3) review Licensee's progress of the above performance obligations with appropriate LSU personnel at intervals of six months to assure a reasonable level of contact, communication, and compliance.

2.6 REGULATORY APPROVAL. Licensee will undertake all efforts required to obtain any state, federal, or other governmental license or regulatory clearance necessary for the use of Licensed Products, and all resulting expenses of this undertaking shall be borne solely by Licensee. Any research necessary or desirable for the commercialization or marketing of Licensed Products by Licensee shall be the sole responsibility of Licensee. Licensee, at Licensee's sole expense, will prepare and deliver all necessary and appropriate documents, and take all necessary and appropriate actions, to seek to obtain any such license or regulatory clearance.

2.7 RESERVED LSU RIGHTS. The license granted by the Agreement is subject to a reserved, non-exclusive, worldwide right in LSU to make, have made, use, offer to sell, sell at cost, and import Licensed Products for experimental, educational, or noncommercial purposes, in any field of use, throughout the term of the Agreement, including any extensions of the term of the Agreement.

                             3. FEES AND ROYALTIES

3.1 GENERAL. The various fees and royalties that are due from Licensee to LSU under the Agreement are cumulative, and not exclusive. In other words, each such amount is to be paid without regard to any other amount that may be due. In the event any claim within Licensed Patents is judicially held invalid or judicially held unenforceable, and all applicable appeals and appeal delays have run, then royalties and fees from that point forward (but not retroactively) shall be computed as if that claim had never issued.

3.2 PATENT EXPIRATION. The obligation to pay royalties under any patent within Licensed Patents shall terminate as to each such patent upon its expiration, except that royalties accrued but not paid prior to such expiration shall be payable with the next quarterly payment otherwise due under Paragraph
(B) of Article III of the Agreement. If a Licensed Product is covered by claims of more than one patent within Licensed Patents, the obligation to pay royalties for that Licensed Product shall continue so long as any such patent has not expired.

3.3 TERMINATION. Upon termination of the Agreement for any reason, Licensee shall pay LSU within 60 days all royalties and other amounts that have accrued on or before the termination, regardless of whether such royalties or other amounts would otherwise be due.

3.4      SUBLICENSE PAYMENTS.

         (1) Payments due to LSU on account of a bona fide, arms-length sublicense shall be computed under this Paragraph 3.4 only. Royalties or other consideration received by Licensee from such a sublicense shall not be included in computing the Net Sales Receipts defined in Paragraph 1.3 of these Supplemental Terms; nor shall royalties be computed on such amounts under Paragraph
                 (B) of Article III of the Agreement; nor shall amounts paid by Licensee to LSU on account of such a sublicense be credited against minimum royalty payments under Paragraph (C) of Article III of the Agreement.

         (2) Upon signing a sublicense agreement, Licensee shall pay to LSU one of the following amounts: (a) $[**] it the sublicense does not require an initial licensing

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                 fee or other initial payment; or (b) $[**] if the sublicense does require an initial licensing fee or other initial payment.

         (3) On a quarterly basis, on the same schedule as provided in Paragraph (C) of Article III of the Agreement, Licensee shall pay to LSU a royalty equal to the "Appropriate Percentage" of Net Sales Receipts of the Sublicensee (substituting "Sublicensee" for "Licensee" in the definition of Paragraph 1.3 of these Supplemental Terms). The Appropriate Percentage for Sublicensee shall be [**] percent ([**]%) of Net Sales Receipts of Sublicensee up to $50,000,000 in a given calendar year. For Net Sales Receipts of Sublicensee over $50,000,000 in a given calendar year, the Appropriate Percentage shall be [**] percent ([**]%). These amounts shall be computed separately computed separately for each sublicense and for each calendar quarter, without regard to any amounts paid for any other calendar quarter or for any other sublicense.

         (4) If Licensee pays a third party (other than the University of Alabama) royalties on sublicensee sales of Licensed Products on account of Patent rights that would necessarily and inherently be infringed by the practice of all inventions within the scope of the claims of Licensed Patents, then Licensee may deduct from the royalties otherwise payable to LSU under subparagraph
                 (3) above for a given calendar quarter the smaller of the following two amounts: (a) [**] percent ([**]%) of the royalties otherwise due under subparagraph (3) for that calendar quarter; or (b) [**] percent ([**]%) of the royalties payable to the third party for that calendar quarter. Such deductions may not be carried forward or carried backward to any other calendar quarter. Only royalties based on sales of Licensed Products shall be included in part (b); amounts paid to the third party that are not based on such sales, i.e., initial licensing fees, milestone payments, and the like, shall not be included. This deduction applies to royalties otherwise due under subparagraph (3) above, and does not apply to any other amounts due under this Agreement. Evidence of such payments to third parties shall be submitted to LSU with the quarterly reports required by Paragraph E of Article III.

3.5 CURRENCY. All dollar amounts defined in the Agreement refer to United States dollars. All payments under the Agreement shall be in United States currency. Where payments are received by Licensee in a given non-United States currency, conversion to United States currency will be made as follows: All payments received in that currency during each calendar month will be totalled. The total payments for the calendar month will then be converted to United States currency at the "mean exchange rate" for that month. The "mean exchange rate" for a month is the arithmetic mean of the spot exchange rates reported in the Wall Street Journal for the following two dates: (a) the first business day falling on or after the 7th of the month, and (b) the first business day falling on or after the 22nd of the month. The pertinent exchange rate for purposes of computing this mean is the number of United States dollars (or fraction thereof) equivalent to one unit of foreign currency.

3.6 LATE PAYMENTS. If any payment is made more than thirty days after the date due under the Agreement, then Licensee shall also pay LSU interest at the rate of fifteen percent (15%) per annum until paid. If either of these amounts is higher than allowed by applicable law, then the


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highest amount allowed by law shall apply. However, in no event shall the provisions of this paragraph be construed as a grant of permission for any payment delays.

3.7 PAYMENT PROCEDURE. All payments due under this agreement shall be payable to "LOUISIANA STATE UNIVERSITY," and shall be made at the appropriate address given for notices in Article VII of the Agreement. All payments due shall be made without any deduction for taxes, assessments, or charges of any kind that may be imposed on Licensee by any government or by any political subdivision of any government. Any such taxes, assessments, or other charges shall be assumed solely by Licensee.

            4. ENFORCEMENT OF LICENSED PATENTS, AND RELATED MATTERS

4.1 INFRINGEMENT OF LICENSED PATENT RIGHTS BY OTHERS. Hybridon shall have the right, but not the obligation, to bring suit in its own name for infringement of any patent of the Licensed Patents in any Patent Country. Such suit may be brought and conducted by Hybridon initially at its sole cost and expense, provided, however that LSU shall have the right to have LSU's attorney advised concerning such suit and to have LSU's attorney consult with Hybridon's attorneys concerning the conduct of such suit. LSU shall cooperate fully with Hybridon in the conduct of any such suit, at Hybridon's expense. Additionally, LSU agrees to be named an additional party-plaintiff, if necessary or desirable and requested by Hybridon, in any such suit brought by Hybridon. Hybridon shall not be required to pay directly or reimburse LSU for fees and expenses for legal services performed by LSU's attorney at the request of LSU that are not required by the rules of procedure or order of a court in the conduct of such suit and that have not been specifically requested by Hybridon. Any recovery from such suit (whether by way of judgment or settlement) shall be shared fifty percent (50%) to Hybridon and fifty percent (50%) to LSU after deduction of Hybridon's reasonable costs and expenses in conducting the suit. Should Hybridon elect not to file and prosecute a suit for infringement of any patent of the Licensed Patents, then LSU shall have the right, but not the obligation, to do so in LSU's name, for LSU's benefit and at LSU's expense. Hybridon shall cooperate fully with LSU in the conduct of any such suit, and shall assign to LSU any rights Hybridon might have for damages or injunction against the defendant in that suit. Additionally, Hybridon agrees to be named an additional party-plaintiff, if necessary or desirable and requested by LSU, in any such suit brought by LSU.

4.2 LITIGATION DOES NOT AFFECT ROYALTIES. The pendency of a lawsuit for infringement of Licensed Patents, or otherwise concerning the validity or enforceability of Licensed Patents shall not affect in any way Licensee's obligations to pay royalties or other amounts under the Agreement.

4.3 INTERFERENCE. Licensee shall pay all legal and other costs associated with any interference proceedings involving any of Licensed Patents, whether such proceedings be in court or in the Patent and Trademark Office. Decisions regarding the initiation, prosecution, defense, appeal, or settlement of any such interference proceedings shall be made jointly by LSU and Licensee.

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

                                  5. AUDITING

5.1 LICENSEE'S RECORDS. Licensee (and any Affiliate exercising rights under the Agreement) shall make and keep full and accurate books and records in accordance with Generally Accepted Accounting Principles showing the sublicensing, manufacture, use, distribution, importation, lease, and sale of any Licensed Product by Licensee and by Licensee's Affiliates. Licensee shall require any Sublicensees to keep similar books and records. Licensee agrees that LSU, LSU's designee, or the Louisiana Legislative Auditor may inspect and audit the books and records of Licensee (and of any Affiliate exercising rights under this Agreement) pertaining to Licensed Products during regular business hours on ten days written notice, and may make copies of those books and records at Licensee's place of business to the extent necessary to verify the payments due under the Agreement. Such inspection shall be limited to one audit per year and to an audit of, at most, the three prior years. Any such audit shall be at the expense of LSU, of LSU's designee, or of the Louisiana Legislative Auditor, as applicable; except that should such an audit indicate an underpayment of 10% or more for any calendar quarter, then Licensee shall pay the cost of the audit within thirty days of its completion.

5.2 CONFIDENTIALITY. LSU agrees that, except to the extent that LSU may be required by applicable law to so disclose, LSU will not disclose, and will keep confidential for a period of five years, any information about Licensee's customers, prices, or other confidential information about the business affairs of Licensee that LSU may discover in the course of any examination of books and records permitted under this Article 5, provided that at the time of the audit Licensee clearly identifies any such information that Licensee considers to be confidential.

5.3 SUBLICENSE OR ASSIGNMENT. In the event that any right granted under the Agreement is sublicensed, assigned, or otherwise transferred, any agreement sublicensing, assigning, or otherwise transferring that right shall grant LSU the same rights to audit the books and records of the sublicensee, assignee, or other transferee as LSU has with respect to Licensee's books and records under this Article 5.

5.4 TERM OF AUDIT RIGHTS. The right of LSU to inspect the books and records of Licensee or of any Affiliate, assignee, or transferee shall continue past the term or termination of the Agreement, until the later of the date on which all payments due under the Agreement have been made, or two years after the expiration of the Agreement.

                               6. INDEMNIFICATION

6.1 Licensee shall indemnify, hold harmless and defend LSU, its agents, officers, board members, employees, students, and the inventors of Licensed Patents against all claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys' fees) resulting from or arising out of the exercise of this license or any sublicense. This indemnification shall include, but is not limited to, any and all claims alleging product liability, personal injury, or suits for declaratory judgment or claim or counterclaim for infringement, noninfringement, validity, invalidity, enforceability, unenforceabilty, ownership, or inventorship of Licensed Patents. LSU shall promptly notify Licensee in writing of any claim or suit brought against LSU in respect of which LSU intends to invoke the provisions of this paragraph, and Licensee shall have the right to defend with counsel of its own choosing under its control.

Licensee shall keep LSU informed on a current basis of its defense of any claims pursuant to this paragraph.

                                   7. DEFAULT

7.1 If Licensee is in breach or default of any term or condition of the Agreement, or fails to perform any obligation under the Agreement, LSU may give written notice to Licensee, specifying the reason why there is a default or breach, after which notice Licensee shall have 30 days to cure the breach. If the breach is not cured, or if efforts satisfactory to LSU are not instituted to cure the breach within that 30 day period, the Agreement may be terminated at the option of LSU, upon written notice of termination to Licensee, and Licensee shall have no further rights to sublicense, make, use, import, offer to sell, or sell Licensed Patents or Licensed Products. If the breach is cured, or if efforts satisfactory to LSU are instituted to cure the breach within the 30 day period, the Agreement shall continue as if no breach had occurred; provided, however, that upon the third default arising out of failure to pay monies due to LSU under the Agreement, or upon default or rejection under the provisions of
Article 8 of these Supplemental Terms, no notice or period to cure shall be necessary, and LSU may terminate the Agreement at its option without further notice to Licensee and without allowing Licensee a period to cure, and in such an event Licensee shall have no further right to sublicense, make, use, import, offer to sell, or sell Licensed Patents or Licensed Products.

7.2 If Licensee is in breach or default of any term or condition of a separate research agreement to be executed within sixty (60) days of the Effective Date of this Agreement between Licensee and LSU regarding a project concerning the technology of the Licensed Patents under the direction of Dr. Jaindong Chen, then LSU may, at LSU's option, treat the breach or default of that other contract as a breach or default of the present Agreement, subject to the notice, cure, and termination provisions of Paragraph 7.1 above.

                           8. BANKRUPTCY OF LICENSEE

8.1 ACCELERATED PROCEDURES. If bankruptcy proceedings under any Chapter of the Bankruptcy Code, or other insolvency proceedings, voluntary or involuntary, are filed by or against Licensee, then Licensee or its representative must assume the Agreement within sixty days of that filing, and Licensee must cure all defaults existing under the Agreement within that sixty day period, and Licensee must provide such adequate assurance of future performance of its obligations under the Agreement as may be required by the Bankruptcy or other Court, and should Licensee fail to assume the Agreement within sixty days of that filing, or should Licensee fail to cure all defaults existing under the Agreement within that sixty day period, or should Licensee fail to provide adequate assurance of its future performance of its obligations under the Agreement as may be required by the Bankruptcy or other Court, then the Agreement shall be deemed to be rejected.

8.2 FAILURE TO HAVE PROCEEDINGS DISMISSED. If any bankruptcy or other insolvency proceedings filed by or against Licensee are not dismissed within ninety days of their filing, those proceedings shall constitute default by Licensee of the terms of the Agreement. Upon default under this Paragraph, LSU may, at its option, and without notice or period to cure, terminate the Agreement, in which case Licensee shall have no further rights to sublicense, make, use, offer to sell, sell or import Licensed Patents or Licensed Products.

                      9. ADDITIONAL RIGHTS AND OBLIGATIONS

9.1 COMPLIANCE WITH LAWS. In fulfilling its obligations under the Agreement, Licensee shall comply with all applicable licensing, regulatory, and statutory requirements. Licensee shall be responsible for paying any taxes or other assessments, and for complying with all applicable laws and regulations of the United States and other countries, including without limitation all applicable laws and regulations relating to the environment, to human drugs, to human medical devices, to human medical treatment, to veterinary drugs, to agriculture, and to foodstuffs.

9.2 TERMINATION TERMINATES SUBLICENSES. Any termination of the Agreement shall terminate any sublicense that Licensee has entered under the Agreement to the extent the sublicense is dependent on LSU's interests in Licensed Patents. However, termination of the Agreement shall not affect any sublicense that is dependent on Hybridon's interest in Licensed Patents. Any sublicensee desiring different treatment may request a different agreement regarding termination of sublicense rights directly from LSU at the time that it negotiates with Licensee for a sublicense agreement, but LSU shall have no obligation to consent to such a different agreement.

9.3 MARKING. Licensee, any Affiliate of Licensee, and each sublicensee shall mark any article or composition within the claims of any issued patent within Licensed Patents, or any article or composition intended for a use within the claims of any issued patent within Licensed Patents, with the words "Patent," "Patents," "For Use Under Patent," or "For Use Under Patents," and the number or numbers of each such issued patent. When, from the character of the article or composition, this marking cannot be made, the marking shall instead be placed on a label attached to any packaging containing any such article or composition.

9.4 PROHIBITION ON MISUSE. Licensee shall engage in no activity that would constitute a misuse of any patent or patent application within Licensed Patents. Each sublicense, assignment, or other transfer of any rights in Licensed Patents shall contain a provision forbidding the sublicensee, assignee, or other transferee from engaging in any activity that would constitute a misuse of any item in Licensed Patents.

9.5 REQUEST BY LSU FOR LICENSEE TO USE LSU NAME. At LSU's request, Licensee shall include LSU's name in any news release, advertisement, or promotional material in a mutually acceptable manner. Licensee's acceptance of a manner of thus using LSU's name, as proposed by LSU, shall not be unreasonably withheld.

9.6 LICENSEE TRADEMARKS. Subject to Article V of the Agreement and Paragraph 9.5 of these Supplemental Terms, Licensee may acquire its own trademarks for use in connection with Licensed Products.

                            10. CONSULTING SERVICES

10.1 CONSULTING SERVICES. LSU will entertain requests by Licensee to allow LSU employees, acting independently of their employment at LSU, to serve as consultants to Licensee. The terms

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and conditions of any such consulting agreements shall be negotiated between
Licensee and any prospective consultant, and shall be consistent with the laws of the State of Louisiana and the rules, regulations, and policies of LSU. It is understood that LSU employees who act as consultants may not ordinarily grant rights in intellectual property to the outside employer.

                                11. PUBLICATION

11.1 PUBLICATION. Whereas LSU is an academic institution, LSU shall be free to make such publications as LSU sees fit concerning Licensed Patents or Licensed Products.

                            12. INFLATION ADJUSTMENT

12.1 INFLATION ADJUSTMENT. The dollar amounts of any insurance specifically stated in the Agreement to be subject to adjustment for inflation under Paragraph 12 of the Supplemental Terms are subject to adjustment as follows. (This inflation adjustment does not apply to any item that does not specifically refer to the inflation adjustment of this Paragraph 12 of these Supplemental Terms.) The "MULTIPLIER" on any given date is defined to be the ratio of (a) the Consumer Price Index for All Urban Consumers, All Items, U.S. City Average (the "INDEX") most recently issued by the United States Government as of that date to
(b) the Index on the effective date of the Agreement. At any time when the Multiplier is at least 1.10 times the value of the Multiplier on the date of the most recent adjustment under this Paragraph (or is at least 1.10 if there has been no previous adjustment under this Paragraph), then LSU may give Licensee written notice that the effective amount of each of the dollar amounts that is subject to inflation adjustment under the Agreement is adjusted to the original amount as specified in the Agreement, multiplied by the Multiplier as of the date of the written notice. The adjusted amounts are effective immediately following this notice, and shall then remain constant until another notice of adjustment under this Paragraph is given. Notwithstanding any other provision of this Paragraph to the contrary, in the specific case of liability insurance required by Article VI of the Agreement, an adjustment notice under this Paragraph is effective as of the time when Licensee (or a sublicensee) next renews or replaces its then-current liability insurance policy; and the amount of liability insurance coverage required shall be the amount specified in
Article VI, multiplied by the Multiplier as of the date of issuance, renewal, or replacement of the policy.

                               13. MISCELLANEOUS

13.1 EFFECT OF AN INVALID PROVISION. If any part of the Agreement (including the Supplemental Terms) is finally adjudged to be invalid by a court of competent jurisdiction, or by an arbitrator as provided in Paragraph 13.3 of these Supplemental Terms, the remaining parts of the Agreement shall remain in full force and effect. Furthermore, in lieu of that invalid part, there shall be automatically added to the Agreement a provision as similar in terms to that invalid part as may be possible, legal, valid, and enforceable.

13.2 GOVERNING LAW. This contract, its terms, and the enforcement of this contract shall be governed by the substantive law of the State of Louisiana.

13.3 ATTORNEY'S FEES. If it becomes necessary for one party to employ the services of an attorney for the protection and enforcement of its rights under the Agreement, or to compel performance of the other party's obligations under the Agreement, upon final judgment or award by a court of competent jurisdiction or an arbitrator against the other party, the court or arbitrator in its discretion may order that other party to pay reasonable attorney's fees at both trial and appellate levels to or for an attorney of the employing party's choice.

13.4 NO WAIVER. The failure of either party to insist upon strict performance of any provision of the Agreement, or to exercise any right under the Agreement, shall not constitute a waiver of that provision or right.

                                14. TERMINATION

14.1 EFFECT OF TERMINATION. Upon termination of the Agreement for any reason, each of the following provisions shall continue in effect indefinitely, until its purpose can no longer be fulfilled, or is no longer meaningful: Main Body of Agreement {Article I (all); II (par. (C) only); III (except that Licensee shall have no obligation to pay patenting expenses accruing after termination of the Agreement, and that LSU shall have no obligation to prosecute or maintain any patent application or patent); IV (all); V; VI (all); VII; and VIII (ALL)}; and Supplemental Terms (APPENDIX A) {Article 1 (all), 3, 5 (all), 6, 9.1, 9.2, 11, 12, 13 (all), and 14.} Following the termination of the Agreement, any provision of the Agreement (or of the Supplemental Terms) not referred to in the preceding list shall cease to have effect. By way of illustration and not limitation, following the termination of the Agreement Licensee shall remain obligated to pay LSU all licensing fees, royalties, minimum royalties, and other amounts that are due under Article III and that accrued prior to the effective date of termination.

               INITIALS OF SIGNATORIES TO MAIN BODY OF AGREEMENT:

       s/AAC             6/30/98             s/EAG III            24 June 1998
--------------------   -----------    ------------------------   ---------------
(Initialed for LSU)      (Date)       (Initialed for Licensee)      (Date)